Exhibit 99.1

September 17, 2004

Dow Wilson
19800 Tralee Court
Brookfield, Wisconsin 53045

Dear Dow,

I am pleased to confirm our offer of employment to you for the position of President, Oncology Systems and Corporate Vice-President, Varian Medical Systems, Inc. (VMS) reporting to Tim Guertin, in his role as Chief Operating Officer of VMS. This offer is contingent on approval by our Board of Directors. Your start date has yet to be determined but this offer is contingent on a start date not later than January 30, 2005.

The specific components making up this offer are as follows:

SALARY

Your starting weekly base salary will be $8,847.00 ($460,044.00 annualized). VMS is on a bi-weekly payroll cycle.

MANAGEMENT INCENTIVE PLAN

You will be eligible to participate in the VMS Management Incentive Plan (MIP) beginning in fiscal year 2006. Your target award percentage will be 75% of base salary (at 100% achievement of funding target levels). Under the terms of the MIP (please refer to the Plan document for the actual terms governing awards), awards are based on specific VMS financial achievements. In general, to be eligible for the award, you must be actively employed and in good standing at the end of the specified performance period. The award is typically payable in December for the prior fiscal year's performance. A separate MIP participation letter will be issued to you along with the highlights and terms of the plan.

In lieu of MIP participation in fiscal year 2005, we will grant you a lump sum bonus of $500,000.00 which will be payable within the first month of your employment. In the event that a payout of more than $500,000 would have been made to you under the MIP had you been a participant for fiscal year 2005 at your FY2006 participation level, we will provide you an additional incremental bonus to cover the differential no later than December of 2005.

EXECUTIVE CAR

While employed by VMS, you will participate in the VMS Executive Car Program. Your current purchase price limit will be $66,000 per the car plan terms. Vehicles are leased for 36 months or 60,000 miles whichever occurs first. Insurance, maintenance expenses and fuel costs are included in the program. A copy of the Executive Car Plan will be provided to you.

STOCK OPTIONS, RESTRICTED STOCK & Restricted Cash

We shall recommend to the Compensation and Management Development Committee of the Board of Directors that you be granted a non-qualified stock option for 50,000 shares of VMS stock and a restricted stock grant equal to $1,8000,000.00 for shares of the corporation's Common Stock (calculated on the closing price of our stock on the first date of your employment) (the "Employment Date").

For the non-qualified stock options, the exercise price would be the closing price on the New York Stock Exchange on the effective day of the grant, which will be your Employment Date. These non-qualified options vest over a three-year period and expire after 10 years. The first one-third of the options vest and are exercisable after the end of the first year following the option grant and the remainder of the options vest and are exercisable on a monthly basis thereafter. The details of the grant will be set forth in the option agreement.

For the restricted stock, the grant will be effective as of the Employment Date. The shares will vest over a 15-year period according to the following vesting schedule: the first one-third after the end of the fifth year following the restricted stock grant date, the second one-third after the end of the tenth year following the restricted stock grant date, and the last one-third after the end of the fifteenth year following the restricted stock grant date. The details of the grant will be set forth in the restricted stock agreement.

Additionally, also effective as of the Employment Date, we will grant you $1,600,000.00 cash over a 5-year period. The initial payment of $320,000 will be paid on the first anniversary of the Employment Date, followed by forty seven
(47) monthly payments in the amount of $26,666 beginning on the first month following the initial payment; and one (1) final payment in the amount of $26,700.

BENEFIT PROGRAMS

While employed by VMS, you will be eligible to participate in health, life, benefit and retirement plans offered by VMS in accordance with plan enrollment requirements. While some plans are provided at no costs, others do require an employee contribution.

Additionally, you will be entitled to the following executive benefits while employed by VMS:

     . Reimbursement for financial and tax planning up to a maximum of $6,500/year.
     . Reimbursement of annual executive physical examination up to a maximum of $1,500/year.
     . Supplemental Retirement Plan (SRP) match beginning after one year of employment. Equal to 6% of the participant's base salary and applicable incentive payments earned during the year, reduced by the amount of any company matching contributions that would be made to the 401(k) Retirement Plan if the participant had contributed the maximum 401(k) amount for the plan year.
     . Participation in the VMS Deferred Compensation Plan (DCP). This non-qualified DCP is designed to allow its participants to defer current compensation on a pre-tax basis.

RELOCATION PROGRAM

As part of a relocation package, VMS offers the following:

     . Three house hunting trips for you and your wife, including airfare, lodging, rental car and a $75 a day per diem.
     . Reimbursement of duplicate housing costs for up to six months, if necessary, not to exceed 1/2 of the monthly mortgage expense on a home you purchase in California.
     .    Movement of household items up to a maximum of 30,000 lbs.
     . Shipment of up to two automobiles or mileage reimbursement for driving to the SF Bay Area.
     . Should you relocate to the SF Bay Area in advance of your family, Varian will pay for home visits to Wisconsin every two weeks for up to six months.
     .    30 days of temporary housing for you.
     .    30 days of temporary storage of household goods.
     .    30 days usage of a rental car.
     .    A one-time relocation allowance of $30,000.00 (net of taxes).

Varian will assist you in the sale of your primary residence in Wisconsin by paying all normal seller-closing costs (cost of sales), up to 6% of the sale price. This benefit will be available to you for up to twelve (12) months from the date you move to the SF Bay Area.

With respect to your new residence in California, VMS's policy on closing costs on a new home is the following: an employee may be reimbursed for actual normal closing costs for an appraisal, document preparation, home inspection, credit report, mortgage application and loan origination points, title search and title insurance, legal fees, recording fees, state transfer taxes etc. up to a maximum of 4% of the mortgage value assuming 100% equity reinvestment of the home purchased. Costs for such items as home warranties, prorated property taxes, homeowners insurance, interest rate buy-down points or prorated interest expense are not reimbursable. Varian will not pay for any assumed buyer closing costs.

Please be aware that if you voluntarily terminate your employment with Varian following your relocation to the SF Bay Area, you will be expected to repay all relocation expenses in accordance with the following schedule:

       RESIGNATION FOLLOWING      REPAYMENT
             RELOCATION          OBLIGATION
       ---------------------     ----------
            0 - 6 Months             100%
           7 - 12 Months              75%
           13 - 18 Months             50%
           19 -24 Months              25%
             25+ Months                0%

Except for amounts grossed up for applicable taxes as provided in VMS's policies, any amounts referenced in and paid pursuant to this letter and referenced policies are subject to all applicable state, local and federal withholding taxes.

Please note that these proposed terms of employment supersede any prior agreement, representations or promises of any kind, whether written, verbal, expressed or implied between the parties hereto with respect to the subject matters herein.

This offer is contingent upon your ability to perform the essential functions of the position with or without reasonable accommodation, and pass a drug screen. Until you have been notified that you have successfully passed the drug screen, do not take any actions in reliance upon this offer letter, such as resigning from your current employment.

This offer is also contingent upon your ability to provide proof of employment eligibility under applicable regulations.

VMS's offer of employment is based on your individual skills and talent. Please make sure not to bring with you to VMS any materials that contain the trade secret or proprietary information of third parties. VMS respects the trade secret rights of other companies and expects all employees to do the same.

Your employment at VMS is an at-will employment relationship, meaning that either VMS, or you, has the right to terminate the employment relationship at any time with or without cause or notice. Your signature below acknowledges your agreement to VMS's at-will employment relationship and supercedes all other agreements on this subject. The at-will nature of the employment relationship can only be modified by a written agreement signed by you and VMS's Chief Executive Officer.

We are including new hire materials for you to review and complete and return to MVS as of your Employment Date. Should you have any questions in the meantime, please feel free to contact me at (650) 424-6180.

Dow, we are very enthusiastic about the prospect of your joining Varian Medical Systems, Inc. and hope you will have a stimulating and satisfying career here.

Sincerely,

/s/ Wendy Reitherman
-------------------------------
Wendy Reitherman
Vice President, Human Resources

cc:   H.R. File
      Tim Guertin
      Dick Levy

Your signature below will indicate your understanding and intention to accept the offer of employment set forth in this letter and enter into an employment arrangement with Varian. In addition to the contingencies set forth above and not withstanding your signature below, it is understood and agreed that the terms of this letter shall become effective only upon your Employment Date following termination of your current employment. Please sign both copies and return one copy in the envelope provided.


/s/ Dow Wilson                                       20 December 2004
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Dow Wilson (signature)                                           Date